Exhibit 99.1

2016 Shareholder Update

December 9, 2016

From Mark A. Smith, P.E., Esq.
Executive Chairman & CEO
NioCorp Developments Ltd.

Fellow Shareholders –

In advance of NioCorp’s 2016 Annual Meeting of Shareholders, which will convene later this morning (at 10 a.m. Mountain), I thought I would provide you with this progress report on our Company and on our flagship Elk Creek Superalloy Materials Project. 2016 was a year of tremendous progress for NioCorp and for the Elk Creek Project. Here are some highlights:

★   As of yesterday’s TSX close, shareholders have seen our share price rise 44% year-to-date. Over the past three years from yesterday’s close, holders have benefitted from a 387% increase in the share price.

★   NioCorp succeeded in raising more than US$10.5 million in financings that closed in 2016 with an aim of advancing the Elk Creek Project.

★   We placed under contract another 25 percent of our planned Ferroniobium production in 2016. In conjunction with the agreement we signed with ThyssenKrupp at the end of 2014, this means that three-quarters of our target primary product is now under binding sales contracts.

★   The final planned metallurgical pilot plant needed for the Elk Creek Feasibility Study is running right now and is expected to complete later today. After more than two years of intense work, we are now wrapping up the final elements of our Feasibility Study.

★   We plan to begin sending commercial Scandium product samples to prospective customers in early 2017.

★   We moved forward in our Elk Creek Project permitting process by completing a nearly two-year-long Jurisdictional Delineation process with the U.S. Army Corps of Engineers (USACE). This has allowed us to advance to the next stage of permitting.

★   We become a U.S. reporting issuer in 2016 with the United States Securities and Exchange Commission under U.S. federal securities laws, which potentially makes it more efficient for any future NioCorp securities offerings under U.S. securities laws.

NioCorp Developments Ltd., 7000 S. Yosemite St., Centennial CO 80112

1-855-2-NIOCORP   |    info@niocorp.com    |    www.niocorp.com

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While 2016 was a very successful year for NioCorp, we believe 2017 promises to be a truly banner year. Following the anticipated release of our Feasibility Study, we plan to launch an effort to secure project financing. It is difficult to assess how long that process will last. However, assuming that our effort bears early fruit, it is possible that we will be able to initiate onsite construction activities before the end of 2017. That is certainly my hope.

Let me provide you with an overview of the progress we made in 2016, with an aim of bringing the Elk Creek Project to commercial reality, and what I see on the horizon for this outstanding Company. Please review all of this information within the context of the “Cautionary Note Regarding Forward-Looking Statements” at the end of this letter.

Our Final Planned Elk Creek Metallurgical Pilot is Expected To Complete Today

The Continuous Niobium Optimization Pilot, which is expected to be our final metallurgical pilot plant, is running now and is expected to complete later today. You can see a photo taken this week of the pilot above. This pilot was designed to demonstrate our potential ability to produce Niobium at high rates of recovery in a continuously operating circuit. We should receive the final assay results shortly. Completing this pilot plant will be a major milestone, given that successful pilot plant testing helps to significantly de-risk our Project.

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Calcination Pilot Plant

This pilot plant, which we completed last week, demonstrated our potential ability to efficiently recover and recycle sulfuric acid. This circuit is designed to help us reduce manufacturing costs by allowing us to recycle this reagent and reduce the need to purchase sulfur from third parties.

Scandium

Our work to produce a commercial Scandium Trioxide (Sc2O3) product continues to show excellent progress. Pictured at left is Sc2O3 we have produced from Elk Creek material. This will allow us to send samples to prospective customers all over the world beginning in 2017.

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The Work That Remains on the Feasibility Study

We are closing in on the finish line of this multi-year effort, and I expect that we will have Feasibility Study results to publicly release in 2017 - as early in the year as possible. While I can’t give a precise date for the public release, let me provide some detail on the few remaining elements on which Scott Honan and his team are working to complete:

Tailings Characterization - This work involves analyzing and quantifying the physical, geotechnical, and geochemical properties of the tailings that the plant generates, and evaluating the engineering properties of this material for use as a backfill material in the prospective underground mine. This work is now underway.

Pyrometallurgical Testing - This work will produce limited quantities of Ferroniobium at a larger scale than any of the testing that has been done previously. This work will establish the mass and energy balances for Ferroniobium production, which will allow us to accurately size and price the final pyrometallurgical plant. This work is underway.

Final Engineering Design Work - This work follows the completion of all hydrometallurgical, pyrometallurgical and tailings characterization work and freezes the design in order to complete the economic model. This work is underway.

Cost Estimating - We are required to secure third party cost estimates on a number of pieces of equipment and systems in the Project. This work is underway.

Economic Model - This model will provide Project capital expenditures (CAPEX) and operating expenditures (OPEX) to an anticipated accuracy of +/-15%, and will reflect a project construction and commissioning schedule to establish the economics for the Project to a higher degree of confidence.

Drafting of the Final Feasibility Study Document - We expect to publicly announce the high- level results of the Feasibility Study in a press release, and then follow on with release of the full Feasibility Study document within 45 days following the press release.

On a personal note, I want to thank our investors for their support and perseverance during this process. Project feasibility studies almost never go as fast as the Project team or Project investors would like.

The process of designing, testing, and engineering complex chemical circuits is no small task. Some processes necessarily involve trial-and-error, and can take more time to complete than expected. Carbonatite resources are often rich in highly valuable elements, but they can have a complex mineralogy. The Elk Creek Carbonatite is no exception.

I have at times felt the same frustration as you with the pace of these technical processes.

Fortunately, Scott Honan and his team have solved every challenge they encountered through this process. In my opinion, we are on track today to deliver a Feasibility Study that should demonstrate to the satisfaction of institutional and other major investors that this Project is technically and economically feasible, and is one that promises attractive and robust returns.

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I cannot wait until we can hit the road with a final Feasibility Study and begin the process of raising the construction capital necessary to move this Project to groundbreaking!

Take a Virtual tour of the Elk Creek Facility

Want to take a visual tour of our planned facility? Go here to see the video we recently produced: http://niocorp.com/index.php/news/3 3 5-elk-creek-virtual-tour.

Our process engineers have been hard at work designing the Elk Creek facility. While it is a complex undertaking to extract and purify these metals and manufacture them into commercial products, we plan to utilize only conventional technologies and processes in the Elk Creek facility. This will help to reduce technology and execution risk.

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2016: The Year in Review

As I noted at the outset of this shareholder update, 2016 was indeed a momentous year of progress for NioCorp. Here is some additional detail on our accomplishments over the past year.

Stock Price Performance: Up 44% Year to Date

As of yesterday’s close, our stock price on the Toronto Stock Exchange (TSX) is up about 44% year-to-date. Over the past three years, our share price has appreciated 387%. Over the last five years, it has risen about 500%.

If you compare NioCorp’s performance over the past three years against a number of major indices and funds, you can see that we have done remarkably well.

Share Price Appreciation: Trailing 36 Months

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Capital Raised in Financings That Closed In 2016: >US$10.5 Million

In 2016, we were successful in raising more than US$10.5 million in financings that closed in calendar year 2016. US$3.3 million of these funds arrived in December prior to a private placement’s closing in January 2016. The lion’s share of these funds went to advancing the Elk Creek Feasibility Study.

Warrant Exercise Program

I’m pleased to report that 77% of the C$0.65 share warrants we originally issued in early November of 2014 were exercised as of the November 10, 2016 warrant expiration date. All told, these warrants raised approximately US$7.2 million in gross proceeds for the company since their original issuance, based on this week’s average U.S.-Canada exchange rates. These exercises also made for some happy shareholders who were able to purchase shares in the Company at a discount to the market.

When these warrants were issued in November 2014, I invested US$2.0 million in that capital raise. Several weeks ago, I invested an additional US$350K when I exercised a portion of my C$0.65 warrants. That expanded my stake in NioCorp to 10.53%, with a total of more than 18.7 million shares. In all, I have invested more than US$5.3 million in NioCorp, including US$4.3 million in stock purchases and US$1.0 million in outstanding loans to the Company.

I happily remain NioCorp’s single largest shareholder, and I have never sold a share since my first investment in 2013.

Niobium Sales Agreement with CMC Cometals

In June, we reached agreement with CMC Cometals (CMC), a division of Commercial Metals Company of Fort Lee, New Jersey, under which CMC expects to purchase up to a maximum of 1,875 tonnes per year (roughly 25%) of our potential annual Ferroniobium production. CMC will purchase this product under a market-based pricing structure and for an initial 10-year term, with an option to extend beyond that period upon mutual agreement of the parties.

Coupled with our previous offtake agreement with ThyssenKrupp Metallurgical Products for up to 3,750 tonnes/year of Ferroniobium – about 50% of our potential planned production - we now have placed three-quarters of our planned main product under sales contract.

These contracts underscore the confidence of these major global steel market participants in NioCorp’s ability to bring the Elk Creek Project into production.

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Local Support in Nebraska Remains Strong

The people of Nebraska have simply been outstanding in their support for this Project.

•       A Community Town Hall Meeting we conducted in March in Tecumseh, Nebraska attracted a near-capacity crowd of more than 400 citizens. There were no expressions of opposition to our Project. Many questions focused on the Project’s start date and on how many jobs we expect to create.

•       In September, we announced that former Nebraska Lieutenant Governor Lavon Heidemann had joined the NioCorp team. Lavon farms near Elk Creek and is a highly regarded and respected community leader.

We had a near-capacity crowd turn out at our March Town Hall meeting in Tecumseh.

•	In October, we announced that local county commissions in all four Southeast Nebraska counties involved in our proposed waterline to the Missouri River had expressed preliminary public support for the waterline.

•	A number of local area residents agreed to speak on camera in 2016 with their views on the Elk Creek Project. You can see those videos here.

Advancing the Elk Creek Permitting Process

After nearly two years of work, we were able to announce in September the successful completion of the Jurisdictional Determination (JD) process with the USACE for our Project. The JD cleared the path for the Project to proceed to the next phase of planning and permitting, in which we are now engaged. Because the Elk Creek Project has been designed to minimize impacts on wetlands and streams under the jurisdiction of the Clean Water Act, we expect that our Section 404 permitting process will move forward efficiently. That Section 404 permit will cover construction of both our processing facility and the waterline that we propose to build in order to release into the Missouri River the naturally occurring water that we produce as we dewater our resource prior to mining.

Based on preliminary feedback we have received from our highly experienced permitting consultants, we believe that it is likely that the Section 404 permit will require an Environmental Assessment level of review as opposed to an Environmental Impact Statement level of review. The former is a much more efficient process.

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Scandium Production and Future Markets

Now that we expect to be able to send to prospective customers in 2017 product samples of Scandium Trioxide (Sc2O3) from Elk Creek material, our efforts to secure offtake agreements for our Scandium can move to the next level.

A number of investors have asked questions in recent weeks about our marketing plans for Scandium, and whether or not a Scandium offtake agreement is required for us to obtain financing for this project. Let me elaborate a bit on both of these topics.

First of all, I do not lose sleep worrying about our ability to sell Sc2O3. An independent forecast of global Scandium demand, done by ONG Commodities, LLC (ONG), estimates that latent demand for this material across several industries amounts to several hundred tonnes per year. That is significantly more than we expect to produce from our Elk Creek Project. This is one reason why I am bullish on seeing a diverse set of producers in the West come into operation for Sc2O3. ONG’s independent forecast predicts the world will likely need more Sc2O3 than our Elk Creek Project is projected to produce. Greater supply diversity from multiple Sc2O3 producers will help to de-risk the upstream supply chains for Sc2O3 consumers, and will hopefully provide a rising tide of demand for all producers.

With regard to pricing for Sc2O3, it is important to understand that this product is a specialty chemical, rather than a commodity material. I have seen some commentators opine that, because one company is offering to sell 99% purity Sc2O3 at a certain price, this effectively sets the market price for all 99% purity Sc2O3. This is simply not how markets for specialty chemicals like Sc2O3 work. Let me explain.

In specialty chemical markets, it is all about customer specifications, or “specs” as we refer to them. The specifications for 99% purity Sc2O3 required by one customer may be very different from the specifications of 99% purity Sc2O3 required by a second customer. Even though the purity levels are the same, one customer may specify maximum levels of several acceptable impurities in the product (such as iron, zinc, aluminum, etc.), while another may have maximum levels for several dozen impurities. One customer may require no more than 1 PPM of a certain elemental impurity, while another customer can take as much as 500 PPM of the same impurity.

Depending upon the specifications involved, these can be materially different products. They can also command different pricing.

As many producers over the years have learned – sometimes the hard way – meeting customer specs for specialty chemicals is not easy. It takes a team highly experienced in both production and specialty chemical sales, a well-designed and well-maintained facility, a top-shelf quality control regime, and a workforce that is absolutely focused on meeting customer needs. I’m proud to note that the team we have assembled at NioCorp has just this experience and demonstrated commitment.

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Specialty chemical pricing also can be influenced by other factors, including the following: sales volumes; delivery timetables; ramp-up capabilities; the criticality of Sc2O3 to a given customer; the perceived reliability of supply in a given market; the producer’s desire for customer diversity; and many others.

Another important factor is market maturity. At present, there is no real global market for Scandium, given that there simply isn’t sufficient or reliable product supply to attract more than a small handful of consumers. Transactions tend to be one-off spot sales with pricing that can vary widely. With so few consumers seeking Sc2O3 today, there is little relative upward pressure on pricing. Arguably, that doesn’t present optimal market conditions for prospective producers.

Conversely, we believe that once prospective Sc2O3 consumers see that a reliable Sc2O3 supply will be made available by companies with demonstrated experience in producing specialty chemicals, we expect more customers to potentially step up and begin vying for the new supply. That will hopefully increase market demand. And that could be a critical factor to securing better Sc2O3 pricing.

Thus, there are good reasons why prospective Sc2O3 producers might not find it advantageous to rush into offtake agreements now before market and demand conditions are sufficiently optimized from the producers' perspective. Some may be willing to enter into agreements to sell their Sc2O3 at what I would consider an early-market discount. We are not. Subject to adjustments that may be made in our Feasibility Study, we expect to achieve the pricing for Sc2O3 that we forecasted in our October 2015 Preliminary Economic Assessment (Oct. 2016 PEA).

My bottom line on Scandium is to obtain the best possible pricing for our product(s) in all of our sales contracts. This is what our long-term investors would expect us to do. We have been in discussions with approximately a dozen companies that are interested in our Scandium. When the time is right to ink a deal, that is what we will do.

An Aluminum-Magnesium-Scandium full-scale commercial aircraft fuselage skin panel was recently on display by its developer, Aleris, Inc., at the Paris Air Show. Aleris is a global leader in aluminum rolled products.

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Regarding the issue of whether or not a Scandium offtake agreement is required for us to attract project financing, we do not anticipate that will be the case. Part of the calculus that we expect institutional investors will make in assessing the risks and returns of this Project is the likelihood of our achieving the sales and revenue projections in our anticipated Feasibility Study. Many factors will enter into this calculus, including whether or not the Project team has a demonstrated track record in successfully marketing and selling specialty chemicals. Offtake agreements such as those we have negotiated on Ferroniobium with ThyssenKrupp and CMC Cometals should help to de-risk this Project in the eyes of investors. This de-risking should be furthered by the fact that, according to the Oct. 2015 PEA, our Project is expected to achieve positive cash flow solely through the production and sale of Ferroniobium

Investment analysts understand the dynamics of Scandium markets as I outlined above. They know that pricing for Scandium will likely be stronger once markets conclude that a reliable and dependable Scandium supply will be established. They will factor these elements into their analysis and into any investment offers they elect to make.

Summary

I am very pleased and proud of our progress in 2016, and the successes we achieved. That is entirely due to the hard work and perseverance of the entire NioCorp family – including many of our loyal shareholders. Scott Honan and his team deserve particular praise for their efforts. They are all working extraordinarily hard to push the Feasibility Study over the finish line as soon as they can, while also ensuring that the work is done correctly and with sufficient attention to detail. Once completed, we all look forward to taking that Feasibility Study around the globe as the lynchpin of our anticipated Project financing effort.

Thank you, our loyal owners, for your continuing support and your patience. I hope you feel as excited as I do for what I see in 2017 for this Project and this Company. As always, feel free to reach out to us with any questions or comments.

Respectfully,

/s/

Mark A. Smith

Executive Chairman and CEO

NioCorp Developments Ltd.

ceo@niocorp.com

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Cautionary Note Regarding Forward-Looking Statements

Neither TSX nor its Regulation Services Provider (as that term is defined in the policies of the TSX) accepts responsibility for the adequacy or accuracy of this document. Certain statements contained in this document may constitute forward-looking statements, including but not limited to statements regarding potential future production at the Elk Creek Project, anticipated products to be produced at the Elk Creek Project, the future critical and strategic nature of Niobium and Scandium, expected growing demand for metals to be produced at the Elk Creek Project, potential future customers for such metals, stable future pricing for Ferroniobium and Scandium, NioCorp potentially being the only producer of Ferroniobium and Scandium in the United States, estimated resources at the Elk Creek Project, future state and local support of the Elk Creek Project, potential returns for investors, anticipated costs of production at the Elk Creek Project being competitive, anticipated competitive advantages, expected date for beginning future commercial production, the timing, completion and results of a Feasibility Study for the Elk Creek Project, and results and estimates in the Preliminary Economic Assessment, including but not limited to, potential life of mine, pre-tax Net Present Value (NPV), after-tax NPV, Internal Rate of Return and estimated cash flows from production and the ability to reach positive cash flow solely through the production of Ferroniobium, the anticipated timing and outcome of project permitting efforts and potential future project financing and anticipated analysis of the project by likely participants in the project financing efforts. Such forward-looking statements are based upon NioCorp’s reasonable expectations and business plan at the date hereof, which are subject to change depending on economic, political and competitive circumstances and contingencies. Readers are cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause a change in such assumptions and the actual outcomes and estimates to be materially different from those estimated or anticipated future results, achievements or position expressed or implied by those forward-looking statements. Risks, uncertainties and other factors that could cause NioCorp’s plans or prospects to change include changes in demand for and price of commodities (such as fuel and electricity) and currencies; changes in the market price and demand for the likely products from the Project, including Ferroniobium and Scandium, and potential and historical instability in those markets, changes or disruptions in the securities markets; legislative, political or economic developments; the need to obtain permits and comply with laws and regulations and other regulatory requirements; the possibility that actual results of work may differ from projections/expectations or may not realize the perceived potential of NioCorp’s projects; risks of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in development programs; operating or technical difficulties in connection with exploration, mining or development activities; the speculative nature of mineral exploration and development, including the risks of diminishing quantities of grades of reserves and resources; and the risks involved in the exploration, development and mining business. NioCorp disclaims any intention or obligation to update or revise any forward- looking statements whether as a result of new information, future events or otherwise.

Cautionary Note Regarding Mineral Resource Estimates

The Company filed a technical report on SEDAR dated October 16, 2015 entitled “Amended NI 43-101 Technical Report - Updated Preliminary Economic Assessment - Elk Creek Niobium Project - Nebraska” (October 15, 2015 PEA"). This Preliminary Economic Assessment is preliminary in nature and it includes a level of engineering precision and assumptions which are currently considered too speculative to have the economic considerations applied to them that would enable Mineral Resources to be categorized as Mineral Reserves as defined in accordance with Canadian National Instrument 43101 - Standards of Disclosure for Mineral Projects (“NI 43-101”) Standards of Disclosure for Mineral Projects (NI 43-101) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. There is no certainty that the economic estimates and projections in the October 2015 PEA will be realized and investors should consider such estimates and projections to be highly speculative. Mineral Resources that are not Mineral Reserves do not have demonstrated economic or legal viability. NioCorp has classified NI 43-101 Inferred Mineral Resources and Indicated Mineral Resources at Elk Creek that are disclosed within the Preliminary Economic Assessment; however, Inferred Mineral Resources are not included in the mine plan for the October 15, 2015 PEA. The Elk Creek Project is exploratory in nature and investors should not assume that Mineral Resources at the Project will ever be converted to Mineral Reserves with demonstrated economic and legal viability. The pricing of Scandium is a significant portion of the Project revenue, and achieving the revenue projected in the October 2015 PEA is subject to market growth in Scandium, which is a developing market with a risk of oversupply and/or undersupply disrupting pricing.

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The Mineral Resource estimates and economic assessments in this letter and contained in the Preliminary Economic Assessment have been prepared in accordance with the requirements of NI 43-101, which differ from the requirements of United States securities laws. The definition for Mineral Reserves differ from the definitions in the SEC’s Industry Guide 7 under the United States Securities Act of 1933, as amended. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report Mineral Reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

The terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource” are defined in, and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of a mineral deposit in these categories will ever be converted into mineral reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian securities laws and regulations, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable.

Accordingly, information contained in this letter and contained in the Preliminary Economic Assessment or incorporated by reference herein or therein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.